Exhibit 16.1

Chang G. Park, CPA, Ph. D.
2667 CANIMO DEL RIO SOUTH PLAZA B,  SAN DIEGO, CALIFORNIA 92108-3707
TELEPHONE (858)722-5953 FAX (858) 761-0341 FAX (858) 764-5480
E-MAIL changgpark@gmail.com

February 1, 2011

U.S. Securities & Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Dear Madam or Sir:

We have read the statements of Green Star Alternative Energy, Inc. (the “Company”) pertaining to our firm included under Item 4.01 of Form 8-K to be filed on or about January 31, 2011 and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ Chang G. Park
____________________________
Chang G. Park, CPA

Member of the California Society of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board